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                                                                      Exhibit 10



                   Amendment No. 1 to CT Communications, Inc.
                        2001 Employee Stock Purchase Plan

         The CT Communications, Inc. 2001 Employee Stock Purchase Plan (the "Plan") is hereby amended as set forth below, effective as of the date of adoption of this amendment ("Amendment") by the Board of Directors of CT Communications, Inc. (the "Company"):

         1. Section 28 of the Plan is hereby amended and restated in its entirety to read as follows:

                  SECTION 28. SHAREHOLDER RIGHTS

                  Any dividends paid with respect to shares of Common Stock credited to a participating employee's account will be credited to such account and, if paid in cash, will automatically be reinvested in whole and fractional shares of Common Stock on the next Purchase Date. The Company will deliver to each participating employee who purchases shares of Common Stock under the Plan, as promptly as practicable by mail or otherwise, all notices of meetings, proxy statements, proxies and other materials distributed by the Company to its shareholders. Any shares of Common Stock held by the Agent for an employee's account will be voted in accordance with the employee's duly delivered and signed proxy instructions. There will be no charge to participating employees in connection with such notices, proxies and other materials.



         2.       The Plan shall otherwise be unchanged by this Amendment.

                                *       *       *

         This Amendment was duly adopted and approved by the Board of Directors of the Company on August 24, 2001.